     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 25, 2002
                      REGISTRATION STATEMENT NO. 333-74528
                            ------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                               AMENDMENT NO. 2 TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               TRC COMPANIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                    06-0853807
        (STATE OR OTHER JURISDICTION OF                     (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NO.)

                     5 WATERSIDE CROSSING, WINDSOR, CT 06095
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)
                                 (860) 298-9692
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                   COPIES TO:

          TRC COMPANIES, INC.                 PAUL, HASTINGS, JANOFSKY & WALKER LLP
          5 WATERSIDE CROSSING                1055 WASHINGTON BOULEVARD
          WINDSOR, CT 06095                   STAMFORD, CT 06901
          (860) 298-9692 (PHONE)              (203) 961-7400 (PHONE)
          (860) 298-6291 (FAX)                (203) 359-3031 (FAX)
          ATTN: MARTIN DODD, ESQ.             ATTN: ESTEBAN A. FERRER, ESQ.

                (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
                NUMBER, INCLUDING AREA CODE OF AGENT FOR SERVICE)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box . / /

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
TITLE OF EACH CLASS                           PROPOSED MAXIMUM       PROPOSED MAXIMUM
OF SECURITIES TO BE        AMOUNT TO            OFFERING PRICE            AGGREGATE              AMOUNT OF
    REGISTERED           BE REGISTERED           PER SHARE (1)       OFFERING PRICE (1)     REGISTRATION FEE(2)
--------------------------------------------------------------------------------------------------------------------
    Common Stock
   $.10 par value
      per share           1,327,975 Shares            $23.20               $30,809,020               $2,834

--------------------------------------------------------------------------------------------------------------------

(1) Based upon the average of the high and low sale prices reported by the New York Stock Exchange on April 19, 2002 and estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.
(2) A fee of $10,476 was previously paid in connection with the initial filing of the Registration Statement on December 4, 2001. Pursuant to Rule 454(b) under the Securities Act, such fee is being credited against the registration fee, and accordingly, no fee is being paid in connection with this Amendment No. 2 to this Registration Statement.

================================================================================

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                         ------------------------------
                                TABLE OF CONTENTS
                         ------------------------------

                                                                            PAGE
PROSPECTUS................................................................   3

RISK FACTORS..............................................................   6

SPECIAL STATEMENT REGARDING FORWARD-LOOKING STATEMENTS....................   7

USE OF PROCEEDS...........................................................   8

SELLING STOCKHOLDERS......................................................   8

PLAN OF DISTRIBUTION......................................................   9

INCORPORATION OF DOCUMENTS BY REFERENCE...................................  10

WHERE YOU CAN FIND MORE INFORMATION.......................................  12

EXPERTS...................................................................  12

INDEPENDENT ACCOUNTANTS...................................................  12

LEGAL MATTERS.............................................................  13

                   SUBJECT TO COMPLETION, DATED APRIL 25, 2002

                                   PROSPECTUS

                                1,327,975 Shares
                                  Common Stock
                           (par value $.10 per share)

                               TRC COMPANIES, INC.
                              5 WATERSIDE CROSSING
                                WINDSOR, CT 06095
                                 (860) 298-9692

         The selling stockholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, may offer to sell up to an aggregate of 1,327,975 shares of common stock of TRC Companies, Inc. We are filing the registration statement of which this prospectus is a part at this time primarily to fulfill a contractual obligation to do so, which we undertook at the time of the original issuance of these shares of common stock. In addition, shares of common stock held by certain other stockholders are being included in this registration statement. All or a portion of the shares covered by this registration statement may be offered and sold from time to time by the selling shareholders. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders, but we are bearing the expenses of registration. See "Plan of Distribution" beginning on page 11.

         Our common stock is listed on the New York Stock Exchange under the symbol "TRR." On April 19, 2002, the last reported sale price of our common stock on the New York Stock Exchange was $23.05.

         INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS WHICH YOU SHOULD
                CONSIDER BEFORE YOU INVEST IN OUR COMMON STOCK.

                           --------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
         COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR
           DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

             The information in this prospectus is not complete and
              may be changed. The selling stockholders may not sell
             securities until the registration statement filed with
              the Securities and Exchange Commission is effective.
                  This prospectus is not an offer to sell these
                  securities and it is not soliciting an offer
                   to buy these securities in any state where
                      the offer or sale is not permitted.

                THE DATE OF THIS PROSPECTUS IS APRIL ____, 2002.

         UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO "WE," "US," "OUR COMPANY" OR "THE COMPANY" IN THIS PROSPECTUS REFER COLLECTIVELY TO TRC COMPANIES, INC., A DELAWARE CORPORATION, ITS SUBSIDIARIES AND EQUITY INVESTMENTS.

                       ---------------------------------

                            ABOUT TRC COMPANIES, INC.

         TRC Companies, Inc. together with its wholly-owned subsidiaries and equity investments, provides technical, financial risk management and construction services to industry and government primarily in the United States market. Our main focus is in the areas of infrastructure improvements and expansions, environmental management and information technology. Traditionally much of our work was derived from the environmental service business and was related to satisfying local, state and federal regulatory requirements. Our growth plan is directed toward maintaining the traditional business while increasing growth by also focusing on economically driven markets in the following business areas:

         o TECHNICAL SERVICES: Encompasses our engineering, scientific and technical services to our traditional markets and customers for environmental management, infrastructure development and information management. Our environmental services include pollution control, waste management, auditing and assessment, permitting and compliance, design and engineering cleanup of environmentally impaired sites and natural and cultural resources management. Our infrastructure development services target geographic areas where rehabilitation of existing systems and new infrastructure improvements to keep pace with population growth lead to opportunities primarily on public projects and to a lesser extent on private industrial, commercial and residential projects. Our information management services provide customized information management systems to assist our customers' to utilize data more cost effectively. These technical services have been our historic focus and serve as the foundation for our other business areas.

         o ENERGY (POWER): We have developed into a leading provider of power plant siting and environmental permitting services to independent power producers and fossil fuel suppliers. We have expanded our power market services from supply side power generation and distribution to the demand side by developing capabilities in energy conservation engineering, consulting and construction and in on-site power generation.

         o EXIT STRATEGY(R): Our engineered financial solutions combine financing and/or financial risk management with technology to optimize customer solutions. We are the leading supplier of environmental remediation outsourcing through our trademarked EXIT STRATEGY program. This value-added outsourcing program provides added rewards to us by allying with a customer to share site environmental risks or to transfer those risks to us entirely. The Company charges a fixed price to its customers and manages its risks through innovative problem solving, charges for the transfer of risks and administrative costs from the customer to us and the purchase of remediation cost cap insurance policies from insurance companies with a minimum A.M. Best Rating of A- Excellent, with most insurance placed through American International Group (AIG), A.M. Best Rating A++ Superior.

                                  THE OFFERING

         This prospectus relates to up to 1,327,975 shares of our common stock that may be offered for sale by the selling stockholders.

         Pursuant to an agreement and plan of merger and reorganization between the Company, TRC Infrastructure Inc., a New York corporation, TRC Infrastructure Inc., a New Jersey corporation, TRC Infrastructure Inc., a Virginia corporation, SITE-Blauvelt Engineers, Inc., a New York corporation, SITE Construction Services, Inc., a New Jersey corporation, SITE-Blauvelt Engineers, Inc., a Virginia corporation, and Joseph C. Mendel, F. Walter Riebenack, John J. Calzolano and John W. Gildea, effective as of October 15, 2001, we merged with and acquired all of the business and assets of each of the acquired companies. Certain of the shareholders entered into a letter agreement agreeing on a best-efforts basis, with exceptions for extraordinary circumstances, to limit their sales of our stock issued to them in connection with the merger so that no more than 50% of the shares held by each such shareholder would be available for resale by such shareholder on the effective date of the registration statement relating to the resale of the shares covered by this prospectus, another 25% of the shares of such shareholders would be available for resale on October 15, 2002 and the remaining 25% would be available for resale on October 15, 2003. The limitation on the resale of the shares by such shareholders expire automatically upon the earlier to occur, if any, of (i) the occurrence of a change in control, (ii) Richard Ellison shall cease to be our Chief Executive Officer and (iii) any of our officers or directors shall sell 5% or more of their holdings of our stock (excluding sales in connection with the exercise of options or warrants or to satisfy tax obligations). Also, as part of the merger, we entered into a registration rights agreement with the shareholders of the acquired companies with respect to the shares issued and which may be issuable pursuant to the merger agreement. We are registering the sale of certain of the shares of common stock covered by this prospectus, in part, in order to fulfill our contractual obligations with regard to these registration rights.

         On May 22, 2000, we completed the acquisition of Lowney Associates pursuant to a Stock Purchase Agreement. As part of the transaction, we entered into a registration rights agreement with the shareholders of Lowney Associates, Inc. with respect to the shares issued and which may be issuable pursuant to the Stock Purchase Agreement. Similarly, on December 22, 2000, we completed the acquisition of Omni Environmental Corporation pursuant to a Stock Purchase Agreement which provided for registration of common stock issued in that transaction. We are registering the sale of certain of the shares of common stock covered by this prospectus, in part, in order to fulfill our contractual obligations with respect to these registration rights.

         Finally, a portion of the common stock covered by this prospectus relates to shares held by one of our other shareholders. The shareholder acquired its shares in connection with a transaction with us. We are not contractually obligated to register the sale of such common stock.

         Registration of the sale of common stock does not necessarily mean that all or any portion of such stock will be offered for sale by the selling stockholders.

         We have agreed to bear the expenses of the registration of the common stock under federal and state securities laws, but we will not receive any proceeds from the sale of any common stock offered under this prospectus.

                                  RISK FACTORS

         There are various risks, described below, which may materially impact your investment in our company or may in the future, and, in some cases, already do, materially affect us and our business, financial condition and results of operations. You should consider carefully these factors with respect to your investment in our securities. This section includes or refers to certain forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements beginning on page 7.

WE ARE DEPENDENT ON OUR CORE BUSINESSES TO FINANCE OUR GROWTH. Our strategic objectives include continued expansion into value-added services. We must successfully manage our growth and will continue to depend on our core business to provide a significant portion of the necessary revenue. Our core businesses are highly concentrated across a spectrum of industries, particularly energy. A downturn in any of these industries could affect our core businesses. Failure to properly manage growth or our inability to rely on our core businesses could materially affect our business.

WE ARE DEPENDENT ON GOVERNMENT CONTRACTS. Contracts with agencies of the United States government and various state and local governments have historically represented between 7% and 19% of our net service revenue. Therefore, we are materially dependent on various contracts with such governmental agencies. Companies engaged in government contracting are subject to certain unique business risks. Among these risks are dependence on appropriations and administrative allotment of funds, and changing policies and regulations. These contracts may also be subject to renegotiation of profits or termination at the option of the government. The stability and continuity of that portion of our business depends on the periodic exercise by the government of contract renewal options, our continued ability to negotiate terms favorable to us and the awarding of task orders.

WE ARE DEPENDENT ON THE AVAILABILITY OF INSURANCE. The growth of our Exit Strategy(R) market is partially dependent on our ability to obtain remediation cost cap and other insurance which we currently procure primarily from companies within the American International Group. Our Exit Strategy(R) business accounts for approximately 12% of our net revenues in 2001. We cannot assure you that necessary insurance will continue to be available to us on competitive terms.

WE COULD FACE EXPOSURE FOR FAILURE TO PROPERLY ESTIMATE COSTS IN OUR EXIT STRATEGY(R) MARKET. Our ability to be profitable in our Exit Strategy(R) market depends on our ability to properly estimate the cost of clean-up involved in a particular project. While we engage in in-depth engineering and cost analysis and generally insure these projects for several times the expected value of remediation costs, if we were to materially underestimate the required costs of clean-up, and failed to be appropriately insured for such failure, our business could be materially affected.

OUR GROWTH IS DEPENDENT ON STRATEGIC ACQUISITIONS. Our growth plan depends on our ability to choose strategic acquisition targets that meet our objectives and can be effectively transitioned into our business. Strategic acquisitions accounted for approximately 6% and 4% of our net service revenue and for approximately 20% and 4% of our operating income, in each case for fiscal years 2000 and 2001, respectively. For the six months ended December 31, 2001, strategic acquisition accounted for 13% of our net service revenue and for 4% of our operating income. Our failure to carefully select and manage these acquisitions may have a material adverse effect on our business.

WE ARE DEPENDENT ON CONTINUED REGULATORY ENFORCEMENT. While we increasingly pursue economically driven markets, our business is materially dependent on the continued enforcement by federal, state and local governments of various environmental regulations. In a period of relaxed environmental standards or enforcement, private industry may be less willing to allocate funds to consulting services designed to prevent or correct environmental problems.

WE ARE SUBJECT TO RULES AND REGULATIONS. Our businesses are subject to various rules and regulations at the federal, state and local government levels. Our failure to remain in compliance with these rules and regulations could have a material adverse effect on our business. The Company is subject to licensing, bonding and/or insurance requirements in certain jurisdictions which may impact its ability to bid on projects in those jurisdictions.

WE COULD FACE POTENTIAL LIABILITY FOR FAILURE TO PROPERLY DESIGN REMEDIATION. Our business involves the design and implementation of remediation at environmental clean-up sites. If we fail to properly design and build a remediation system or if someone claims that we did, we could face expensive litigation and settlement costs. While we believe we are adequately insured, our inability to successfully defend against such a lawsuit could materially affect our business.

WE OPERATE WITH A NET CONTRACT BACKLOG. At June 30, 2001, our net contract backlog (excluding the estimated costs of pass-through charges) was approximately $160 million, as compared to approximately $80 million at June 30, 2000. If, for unforeseen reasons, we are unable to complete projects in our backlog in a timely manner, customers may exercise their cancellation provisions. The loss of these customers could have a material adverse effect on our business.

WE OPERATE IN HIGHLY COMPETITIVE INDUSTRIES. The markets for many of our services are highly competitive. There are numerous professional architectural, engineering and consulting firms and other organizations which offer many of the services offered by us. We compete with many companies, some of which have greater resources than us, and we cannot assure you that such competitors will not substantially increase the resources devoted to their business in a manner competitive with the services provided by us. Competitive factors include reputation, performance, price, geographic location and availability of technically skilled personnel. In addition, we face competition from the use by our clients of in-house environmental and other staff.

WE ARE HIGHLY DEPENDENT ON KEY PERSONNEL. Our business is managed by a relatively small number of key management, operating and professional personnel the loss of certain of whom could have a material adverse effect on us. We believe that our ability to manage planned growth successfully will depend in large part on our continued ability to attract and retain highly skilled and qualified personnel.

             SPECIAL STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents we incorporate by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as "may", "will", "expect", "anticipate", "believe", estimate", "continue" or other words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including those factors described in the "Risk Factors" section of this prospectus. You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus and in the documents incorporated by reference.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock covered by this prospectus by the selling stockholders.

                            THE SELLING STOCKHOLDERS

         The selling stockholders are existing stockholders of the Company (i) whom we have granted registration rights in connection with our merger with the Site-Blauvelt Engineers, Inc. companies and the Lowney Associates and Omni Environmental acquisitions or (ii) whose shares of common stock we otherwise agreed to include in this prospectus. None of the selling stockholders are broker/dealers or affiliates of broker/dealers.

         The following table sets forth the number of shares of common stock beneficially owned by the selling stockholders as of April 18, 2002, the number of shares of common stock covered by this prospectus and the total number of shares of common stock which the selling stockholders will beneficially own upon completion of this offering. The third column of this table is based on the assumption that the selling stockholders will offer for sale all of their shares of common stock. We do not know whether the stockholders will offer for sale any or all of their shares of common stock.

         Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Common shares that are issuable upon the exercise of outstanding options, warrants, convertible preferred stock or other purchase rights, to the extent exercisable within 60 days of the date of this Prospectus, are treated as outstanding for purposes of computing each selling stockholder's percentage ownership of outstanding common shares.

                                                                                                   PERCENTAGE
                                      COMMON STOCK                              COMMON STOCK         OF ALL
                                      BENEFICIALLY         COMMON STOCK          TO BE OWNED         COMMON
NAME                                     OWNED(a)         OFFERED HEREBY       AFTER OFFERING(b)      STOCK
----------------------------------------------------------------------------------------------------------------
Joseph C. Mendel                      165,558(1)               198,567               16,475         *

F. Walter Riebenack                   332,658(1)               365,667               16,475         *

John J. Calzolano                      82,430(1)                91,500                3,300         *

John W. Gildea                        172,447(1)               182,834                    0         *

John V. Lowney                        166,469(2)               166,469                    0         *

Ron L. Helm                            68,679(2)                68,679                    0         *

C. Barry Butler                        20,081(2)                20,081                    0         *

Stason I. Foster                       22,089(2)                22,089                    0         *

Belinda P. Blackie                     13,655(2)                13,655                    0         *

Ronald A. Massone                      13,254(2)                13,254                    0         *

Thomas C. Benson, Jr.                   8,636(2)                 8,636                    0         *

Thomas F. McCloskey                     4,026(2)                 4,026                    0         *

Peter M. Langtry                        6,018(2)                 6,018                    0         *

R&J Ferrara Family                      5,175(3)                 5,175                    0         *
Limited Partnership

Raymond A. Ferrara                     46,679(3)                46,575                  104         *

James Cosgrove                          3,825(3)                 2,250                1,575         *

Estate of                             185,901(4)               112,500               73,401         *
Vladimir Straskraba


*Represents less than 1% of shares outstanding.

(a) Gives effect to a 3 for 2 partial stock split announced by the Company on February 6, 2002. The record date for the partial stock split was February 19, 2002, with distribution of shares on or about March 5, 2002.

(b) Assumes that the selling stockholders will sell all shares of common stock offered by them under this prospectus.

(1) Shares issued to the selling stockholders in connection with the acquisition of the SITE Blauvelt companies ("SITE"). Common Stock offered hereby includes shares held in escrow, which may or may not be released from escrow, based on financial performance of SITE during the fiscal years ended June 30, 2001 through June 30, 2004. 49,484 shares each are held in escrow for Messrs. Mendel and Riebenack, and 24,743 and 12,371 shares each are held in escrow for Mr. Gildea and Mr. Calzolano, respectively. Messrs Mendel, Riebenack and Calzolano have agreed, on a best effort basis, with exceptions for certain defined extraordinary circumstances, to limit sales of shares of stock held by them so that no more than 50% of their shares will be available for resale on the effective date of the registration statement relating to the resale of shares covered by this prospectus, an additional 25% of the shares held by such shareholders will also become available for resale on each of October 15, 2002 and October 15, 2003. The foregoing restrictions automatically lapse upon the earlier to occur, if any, of (i) the occurrence of a change in control, (ii) Richard Ellison shall cease to be our Chief Executive Officer and (iii) any director or officer shall sell 5% or more of their holdings of our stock (excluding sales in connection with the exercise of options or warrants or to satisfy tax obligations). Messrs. Mendel, Riebenack and Calzolano continue as Chief Executive Officer, Chief Financial Officer and President, respectively, of SITE.

(2) Shares issued to the selling shareholders in connection with our acquisition of Lowney Associates ("Lowney"). Common Stock offered hereby includes an aggregate of 75,000 shares which may be acquired through the exercise of warrants expiring September 30, 2006, with an exercise price of $6.67 per share. Messrs. Lowney and Helm continue as President and Senior Vice President, respectively, of Lowney.

(3) Common stock offered hereby includes shares issued in connection with our acquisition of Omni Environmental Corporation. Raymond Ferrara remains as President of Omni.

(4) Common stock offered hereby reflects shares issuable upon exercise of a warrant expiring March 17, 2003 with an exercise price of $2.83 per share. This warrant was issued by us to Vladimir Straskraba in connection with our acquisition of Hydro-Geo Consultants, Inc. in March, 1998. Mr. Straskraba is recently deceased, and the warrant is currently held by his estate.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders, upon a decision to sell, may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o  privately negotiated transactions;

         o  short sales;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o  a combination of any such methods of sale; and

         o  any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus. If required, this prospectus may be amended or supplemented on a continual basis to describe a specific plan of distribution.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

         We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to incorporate by reference the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus and later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus, any supplement and the documents listed below. We incorporate by reference the specific documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until all of the securities are sold:

         o our current reports on Forms 8-K and 8-K/A dated October 26, 2001, December 26, 2001, February 13, 2002, March 15, 2002 and April 9, 2002;
         o our quarterly report on Form 10-Q for our fiscal quarters ended September 30 and December 31, 2001, as amended on April 22, 2002;
         o our annual report on Form 10-K for our fiscal year ended June 30, 2001, as amended on April 22, 2002;
         o  our proxy statement on Schedule 14-A filed October 24, 2001; and
         o the description of our common stock contained in our registration statement on Form 8A filed on June 3, 1988.

         Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. All requests should be made to: TRC Companies, Inc., 5 Waterside Crossing, Windsor, CT 06095 Attn: Investor Relations. Telephone requests may be directed to the Chief Financial Officer at (860) 298-9692. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents or that any document incorporated by reference is accurate as of any date other than its filing date

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports and other information with the Securities and Exchange Commission. Copies of reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the Commission's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and, upon request, may be made available at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 233 Broadway, New York, New York 10279. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including TRC Companies, Inc., that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission's web site at http://www.sec.gov.

         Our common stock trades on the New York Stock Exchange. Copies of reports, proxy statements and other information concerning us can also be inspected at the offices of New York Stock Exchange, located at 11 Wall St., New York, New York 10005.

         We also have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the offering, reference is made to such registration statement, exhibits and schedules, which may be inspected without charge at the Commission's office in Washington, D.C., and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of TRC Companies, Inc. for the year ended June 30, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The combined financial statements of the Site-Blauvelt Engineers Group for the year ended December 31, 2000 incorporated in this prospectus by reference to the Current Report on Form 8-K/A of TRC Companies, Inc. filed on December 26, 2001 and amended on March 15, 2002 have been audited by Ernst & Young LLP, independent auditors. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                             INDEPENDENT ACCOUNTANTS

         With respect to the unaudited financial information of TRC Companies, Inc. included in the Company's quarterly report on Form 10-Q for the quarterly period ended December 31, 2001, incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated February 14, 2002 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, 1055 Washington Boulevard, Stamford, Connecticut 06901.

===============================================================================

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY OUR COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF OUR COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

-------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):

          Registration fee - Securities and Exchange Commission                           $2,834
          Accountants' fees and expenses                                                  $7,500
          Legal expenses                                                                 $25,000
          Printing expenses                                                               $5,000
          Miscellaneous                                                                   $5,000
          TOTAL                                                                          $45,334
          All expenses itemized above shall be borne by our Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our bylaws provide generally for indemnification of our officers, directors, agents and employees to the extent authorized by the General Corporation Law of the State of Delaware. Pursuant to Section 145 of the Delaware General Corporation Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, a corporation has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

         As permitted by Section 102 of the Delaware General Corporation Law, our stockholders have approved and incorporated provisions into our Certificate of Incorporation eliminating a director's personal liability for monetary damages to us and our stockholders arising from a breach of a director's fiduciary duty, except for liability under Section 174 of the Delaware General Corporation Law or liability for any breach of the director's duty of loyalty to us or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

         The above discussion of our Bylaws and Certificate of Incorporation and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such bylaws, Certificate of Incorporation, indemnification agreements and statute.

ITEM 16.  EXHIBITS.

 EXHIBIT NO.                        DESCRIPTION
     4.1        Registration Rights Agreement dated as of October 15, 2001*

     4.2        Registration Rights Agreement dated as of May 22, 2000*

     4.3        Stock Purchase Agreement dated as of December 22, 2000*

     5.1        Opinion of Paul, Hastings, Janofsky & Walker LLP, counsel to the Company

      15        Awareness Letter from PriceWaterhouseCoopers LLP re: limited review of interim financial information**

     23.1       Consent of PricewaterhouseCoopers LLP**

     23.2       Consent of Paul, Hastings, Janofsky & Walker LLP, counsel to the Company
                (The Consent is included in Exhibit 5.1)

     23.3       Consent of Ernst & Young LLP

     24.1 Power of Attorney, executed by certain officers of the Company and individual members of the Board of Directors, authorizing certain officers of the Company to file amendments to the Company's Registration Statement on Form S-3, are located on the signature page of this Report.*

------------------------

* Previously filed as an Exhibit to the Company's Registration Statement on Form S-3 filed December 4, 2001.

** Previously filed as an Exhibit to the Company's Registration Statement on Form S-3 filed April 23, 2002.

ITEM 17.  UNDERTAKINGS.

A.       The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

         PROVIDED, HOWEVER, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the undersigned registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial BONA FIDE offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the undersigned registrant's annual report pursuant to
         Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
         1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Windsor, State of Connecticut, on April 25, 2002.

                               TRC COMPANIES, INC.

                               /s/ Harold C. Elston, Jr.
                               -------------------------
                               Harold C. Elston, Jr.
                               Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                      TITLE                                    DATE
              ---------                                      -----                                    ----
/s/ Richard D. Ellison                              Chairman, President and                      April 25, 2002
---------------------------------                   Chief Executive Officer
Richard D. Ellison                               (Principal Executive Officer)

/s/ Harold C. Elston, Jr.                       Senior Vice President, Secretary                 April 25, 2002
---------------------------------                 and Chief Financial Officer
Harold C. Elston, Jr.                      (Principal Accounting and Financial Officer)

                *                                           Director                             April 25, 2002
---------------------------------
Edward G. Jepsen

                *                                           Director                             April 25, 2002
---------------------------------
Edward W. Large

                *                                           Director                             April 25, 2002
---------------------------------
John M. F. MacDonald

                *                                           Director                             April 25, 2002
---------------------------------
J. Jeffrey McNealey

*  By: /s/ Harold C. Elston, Jr.
   ------------------------------
   Harold C. Elston, Jr.
   Attorney-in-Fact for such persons pursuant to
   the powers of attorney dated December 4, 2001.